Exhibit 99.1

Prothena Reports Third Quarter 2019 Financial Results and Provides R&D Update

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Net cash used in operating and investing activities was $9.2 million in the third quarter and $38.9 million for the first nine months of 2019; quarter-end cash and restricted cash position of $393.0 million provides funding to advance a diversified neuroscience pipeline

DUBLIN, Ireland, Nov. 5, 2019 -- Prothena Corporation plc (NASDAQ:PRTA), a clinical-stage neuroscience company, today reported financial results for the third quarter and first nine months of 2019. In addition, the Company provided an update on its neuroscience pipeline.
“We continue to advance our proprietary programs as well as our collaboration programs with Roche and Celgene and look forward to communicating data later this year and next,” said Gene Kinney, Ph.D., President and Chief Executive Officer of Prothena. “We remain on track to report interim clinical data from the Phase 1 study of PRX004 for ATTR amyloidosis later this year, and results from Part 1 of the PASADENA Phase 2 study of prasinezumab for Parkinson’s disease are expected in 2020.”
Recent Developments and Upcoming Research and Development Milestones

Prothena is advancing a neuroscience pipeline of therapeutic candidates for a number of indications.

Prasinezumab (PRX002/RG7935), a potential treatment for Parkinson’s disease, is a monoclonal antibody designed to target alpha-synuclein and is the focus of a worldwide collaboration with Roche.

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The Phase 2 PASADENA study in patients with early Parkinson’s disease was fully enrolled in December 2018 (N=316) and is being conducted by Roche. Data from Part 1 of the PASADENA study are expected to be announced in 2020.

PRX004, a potential treatment for ATTR amyloidosis, is a monoclonal antibody designed to deplete the pathogenic, non-native forms of the TTR protein.

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The Phase 1 study of PRX004 continues to enroll patients with hATTR amyloidosis. Preliminary data from the first four of six dose level cohorts (0.1 mg/kg, 0.3 mg/kg, 1.0 mg/kg, 3.0 mg/kg, 10.0 mg/kg and 30.0 mg/kg), including safety, tolerability and pharmacodynamics, as measured by Prothena’s proprietary misTTR assay, are expected to be announced in the fourth quarter of 2019.

Tau is a protein implicated in diseases including Alzheimer’s disease (AD), progressive supranuclear palsy (PSP), frontotemporal dementia (FTD) and chronic traumatic encephalopathy (CTE). Prothena’s internally discovered tau antibody targets a novel epitope on the protein.

•	The preclinical tau program, part of a worldwide collaboration with Celgene, initiated cell line development of a lead candidate in the second quarter of 2019.

Third Quarter and First Nine Months of 2019 Financial Results

For the third quarter and first nine months of 2019, Prothena reported a net loss of $19.4 million and $56.1 million, respectively, as compared to a net loss of $24.6 million and $133.2 million for the third quarter and first nine months of 2018, which included a restructuring credit of $3.2 million for the third quarter of 2018 and restructuring charges of $17.7 million in the first nine months of 2018 associated with the discontinuation of the NEOD001 program. Net loss per share for the third quarter and first nine months of 2019 was $0.49 and $1.41, respectively, as compared to a net loss per share of $0.62 and $3.38 for the third quarter and first nine months of 2018, respectively.

Prothena reported total revenue, all from its collaboration with Roche, of $0.2 million and $0.6 million for the third quarter and first nine months of 2019, respectively, as compared to total revenue of $0.3 million and $0.8 million for the third quarter and first nine months of 2018, respectively.

Research and development (R&D) expenses totaled $12.5 million and $35.4 million for the third quarter and first nine months of 2019, respectively, as compared to $18.5 million and $84.7 million for the third quarter and first nine months of 2018, respectively. The decrease in R&D expenses for the third quarter and the first nine months compared to the same periods in the prior year was primarily due to lower clinical trial costs and to a lesser extent lower personnel costs, lower consulting costs and lower product manufacturing expenses. R&D expenses included non-cash share-based compensation expense of $2.0 million and $6.2 million for the third quarter and first nine months of 2019, respectively, as compared to $2.9 million and $7.7 million for the third quarter and first nine months of 2018, respectively.

General and administrative (G&A) expenses totaled $8.7 million and $27.7 million for the third quarter and first nine months of 2019, respectively, as compared to $9.2 million and $34.5 million for third quarter and first nine months of 2018, respectively. The decrease in G&A expenses for the third quarter and the first nine months compared to the same periods in the prior year was primarily due to lower personnel costs, sublease rental income, lower depreciation expense, and lower legal and other expenses. G&A expenses included non-cash share-based compensation expense of $3.9 million and $12.1 million for the third quarter and first nine months of 2019, respectively, as compared to $4.2 million and $12.6 million for the third quarter and first nine months of 2018, respectively.

Total non-cash share-based compensation expense was $5.8 million and $18.3 million for the third quarter and first nine months of 2019, respectively, as compared to $7.0 million and $22.8 million for the third quarter and first nine months of 2018, respectively. The non-cash share-based compensation expense in the first nine months of 2018 included a $2.5 million restructuring charge.

As of September 30, 2019, Prothena had $393.0 million in cash, cash equivalents and restricted cash and no debt.

As of October 25, 2019, Prothena had approximately 39.9 million ordinary shares outstanding.

The Company continues to expect its full year 2019 net cash burn from operating and investing activities to be $57-65 million, and to end the year with approximately $371 million in cash, cash equivalents and restricted cash (midpoint). The estimated full year 2019 cash burn from operating and investing activities is primarily driven by an estimated net loss of $83-94 million, which includes an estimated $24 million of non-cash shared-based compensation expense.

About Prothena
Prothena Corporation plc is a clinical-stage neuroscience company focused on the discovery and development of novel therapies with the potential to fundamentally change the course of devastating neurological disorders. Fueled by its deep scientific understanding built over decades of neuroscience research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets including Parkinson’s disease and other related synucleinopathies (prasinezumab - PRX002/RG7935, in collaboration with Roche) and ATTR amyloidosis (PRX004), as well as tau and TDP-43 (both programs in collaboration with Celgene) for which its scientific understanding of disease pathology can be leveraged. For more information, please visit the Company’s website at www.prothena.com and follow us on Twitter @ProthenaCorp.
Forward-looking Statements
This press release contains forward-looking statements. These statements relate to, among other things: the sufficiency of our funding to advance our neuroscience pipeline; our expected timing of reporting interim data from the Phase 1 study of PRX004 and the expected scope of that data; our expected timing of reporting data from the Phase 2 PASADENA study of prasinezumab; the design of prasinezumab and its potential as a treatment for Parkinson’s disease; the design of PRX004 and its potential as a treatment for ATTR amyloidosis; our goal of advancing a neuroscience pipeline of therapeutic candidates for a number of indications; our expected net cash burn from operating and investing activities in 2019 and cash balance at the end of 2019; and our estimated net loss and non-cash share-based compensation expense for 2019. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) March 15, 2019 and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena’s expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Collaboration revenue	$205	$255	$558	$761
Total revenue	205	255	558	761
Operating expenses:
Research and development	12,486	18,515	35,365	84,673
General and administrative	8,691	9,235	27,677	34,456
Restructuring charges (credits)	—	(3,172)	(61)	17,732
Total operating expenses	21,177	24,578	62,981	136,861
Loss from operations	(20,972)	(24,323)	(62,423)	(136,100)
Other income, net	1,992	726	6,810	1,895
Loss before income taxes	(18,980)	(23,597)	(55,613)	(134,205)
Provision for (benefit from) income taxes	468	962	510	(1,021)
Net loss	$(19,448)	$(24,559)	$(56,123)	$(133,184)
Basic and diluted net loss per share	$(0.49)	$(0.62)	$(1.41)	$(3.38)
Shares used to compute basic and diluted net loss per share	39,897	39,850	39,877	39,457

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$390,304	$427,659
Prepaid expenses and other current assets	18,898	3,731
Total current assets	409,202	431,390
Property and equipment, net	4,245	52,835
Operating lease right-of-use assets	24,607	—
Restricted cash, non-current	2,704	4,056
Other non-current assets	10,136	10,515
Total non-current assets	41,692	67,406
Total assets	$450,894	$498,796
Liabilities and Shareholders’ Equity
Accrued research and development	$4,253	$5,370
Restructuring liability	—	461
Lease liability, current	5,002	—
Other current liabilities	22,508	9,095
Total current liabilities	31,763	14,926
Deferred revenue	110,242	110,242
Lease liability, non-current	19,161	—
Other non-current liabilities	553	50,630
Total non-current liabilities	129,956	160,872
Total liabilities	161,719	175,798
Total shareholders’ equity	289,175	322,998
Total liabilities and shareholders’ equity	$450,894	$498,796

Media and Investor Contact:

Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com